Exhibit 4.8

DATED 24 NOVEMBER 2000

ASTRAZENECA PLC

- and -

ASTRAZENECA EMPLOYEE SHARE TRUST LIMITED

TRUST DEED AND RULES

of

THE ASTRAZENECA ALL-EMPLOYEE

SHARE PLAN

Approved by the Inland Revenue under Reference: A1106/SY

Adopted by the Company on 8 November 2000 and amended on 11 December 2025

15.	Stamp Duty	28
16.	Notices	29
17.	Disputes	29
18.	Terms of Employment	29
19.	Termination of the Plan	30

PART THREE

Free Shares		32

1.	Invitation to Participate	32
2.	Maximum value of Free Shares Appropriated	32
3.	Performance Measures and Targets	32
4.	Basis of Appropriation	34

PART FOUR

Partnership Shares and Matching Shares		35

1.	Invitations	35
2.	Partnership Share Money	36
3.	No Accumulation Period	36
4.	Accumulation Period	37
5.	Stopping and re-starting deductions	38
6.	Withdrawal of Partnership Shares	39
7.	Number of Partnership Shares that can be acquired	39
8.	Matching Shares	40

PART FIVE

Deed of Adherence		41

THIS DEED is made the 24th day of November 2000

BETWEEN:-

(1)	ASTRAZENECA PLC (registered number 2723534) whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, United Kingdom, CB2 0AA ("the Company"); and

(2)	ASTRAZENECA EMPLOYEE SHARE TRUST LIMITED (registered number 2938700) whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, United Kingdom, CB2 0AA ("the Trustee").

WHEREAS:-

(A)	The Company wishes to establish an employee share plan to be known as the AstraZeneca All-Employee Share Plan, approved in accordance with the provisions of Schedule 8 to the Finance Act 2000 and constituting an Employees' Share Scheme.

(B)	The Plan was established by a of the Company passed on 8 November 2000.

(C)	The Trustee has agreed to be the original trustee of the Plan.

NOW THIS DEED WITNESSES as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: The words and expressions used in this Deed which have capital letters have the meanings set out in Part One of the Schedule.

1.2	Interpretation: The provisions of Part One of the Schedule shall apply equally to this Deed.

2.	TRUSTS OF THE SCHEME

2.1	Payments by Participating Companies: The Company will pay to the Trustee the amounts necessary to enable the Trustee to acquire, in accordance with the Plan, Shares for and/or to be Appropriated to Qualifying Employees, together with any other amounts required to cover any liabilities incurred by the Trustee under the Plan. The Company can require any Participating Company to reimburse the Company for any amounts it bears under this Clause 2.1 directly or indirectly in respect of such Participating Company’s officers or employees.

2.2	Application of Payments: Unless otherwise stated, the Trustee will apply all monies received by it in accordance with the Plan and hold any Shares acquired and all other trust property deriving from them on the trusts declared in this Deed. In the case of any monies received for the acquisition of Free Shares or Matching Shares, the Trustee will acquire and Appropriate these Shares in accordance with the Plan. In the case of any monies received for the acquisition of Partnership Shares, the Trustee will acquire these Shares in accordance with the Plan.

2.3	Retention or sale of surplus Shares: If it is not possible to Appropriate all the Shares purchased for Appropriation as Free Shares or Matching Shares without fractional entitlements arising or if, for any other reason, the Trustee holds Shares which were acquired to be Appropriated, but which are not Appropriated, the Trustee may retain so many of those Shares as the Company shall direct. Subject to that direction, the Trustee shall sell any Shares not Appropriated and apply the proceeds to meet any expenses of the sale and pay the balance (if any) to the Company.

2.4	Rights attaching to unappropriated Shares: If the Trustee becomes entitled (in respect of any Shares not held on behalf of a Participant) to any rights to be allotted, or to subscribe for, further securities (other than an issue of capitalisation shares of the same class as specific Shares which the Trustee is about to Appropriate, which capitalisation shares shall be retained by the Trustee as Shares to be Appropriated among the Participants on the relevant Appropriation Day), the Trustee may:

2.4.1	take up those rights or sell them for the best consideration in money reasonably obtainable at the time;

2.4.2	sell sufficient of them nil paid to enable the Trustee to subscribe in full for the balance of any unsold rights; or

2.4.3	or allow those rights to lapse.

2.5	Trusts of unappropriated Shares: Subject to Clause 2.3, the Trustee shall hold any unappropriated Shares or unutilised cash balances and any income arising from them UPON TRUST to purchase more Shares for the Plan and/or for the expenses of administering the Plan. The Trustee shall notify the Company from time to time of the amounts and/or number of Shares so held by it and its/their application.

2.6	Use of Shares acquired under a qualifying transfer: Any Shares acquired by the Trustee by a transfer from an employee share ownership trust which is a qualifying transfer within section 69(3AA) of the Finance Act 1989 must only be Appropriated as Free Shares or Matching Shares and in priority to other available Shares.

3.	NOTICES TO PARTICIPANTS

3.1	Notice of Appropriation of Free Shares or Matching Shares: As soon as practicable after the Trustee has Appropriated Free Shares or Matching Shares, it shall notify each Qualifying Employee of the number and description of the Shares Appropriated to him, the Initial Market Value of those Shares and the Holding Period applicable to them.

3.2	Notice of acquisition of Partnership Shares: As soon as practicable after the Trustee has acquired any Partnership Shares on behalf of a Qualifying Employee, it shall notify the Qualifying Employee of the number and description of the Shares acquired, the amount of Partnership Share Money applied in acquiring them and their Market Value on the Acquisition Date.

3.3	Notice of Participant’s tax liability: Where a Participant becomes liable to income tax under Case V of Schedule D, Schedule E or Schedule F of the Taxes Act due to his participation in the Plan, the Trustee shall notify the Participant accordingly and inform him of any facts relevant to determining the amount of that liability. Where a cash dividend is paid in respect of Plan Shares which are shares in a company not resident in the United Kingdom, held on behalf of a Participant, the Trustee shall notify the Participant of any foreign tax deducted from the dividend before it was paid.

3.4	Termination of the Plan: On the termination of the Plan for whatever reason, the Trustee shall sell all unappropriated Shares and account for and pay to the Company any monies held by it.

4.	INVESTMENT

4.1	Trustee’s power of investment: The Trustee may invest any monies from time to time held by it and not immediately required as if it were the absolute beneficial owner of those monies.

4.2	No duty to invest: The Trustee shall be under no duty to invest property held on trust under this Deed.

5.	BORROWING

Subject to the Articles of Association of the Trustee and the obtaining of any necessary approvals from any Participating Company, the Trustee may borrow money for the purposes of the Plan on such terms as it thinks fit.

6.	RECEIPT OF MONEY OR MONEY’S WORTH WITH RESPECT TO PLAN SHARES

6.1	Obligation to pay over: Subject to Clause 6.2, the Trustee shall, as soon as practicable following its receipt of any money or money’s worth in respect of any Plan Shares, arrange for that money or money’s worth to be paid to Participants in accordance with their respective entitlements.

6.2	Exceptions from obligation: Clause 6.1 shall:

6.2.1	not apply to money’s worth consisting of New Shares; and

6.2.2	be subject to Clause 11 and the Trustee’s PAYE obligations or its obligations in respect of PAYE under Part X of Schedule 8.

7.	APPLICATION OF THE PLAN TO GROUP COMPANIES

7.1	Extension of the Plan to Controlled Companies and/or Jointly Owned Companies: The Plan may, with the consent of the Company, be extended to any Controlled Company or any Jointly Owned Company by the execution of a Deed of Adherence under which that company agrees to be bound by this Deed and the Plan.

7.2	Disapplication of the Plan to Participating Companies: The Plan shall cease to apply to any company, other than the Company, at any time when:-

7.2.1	that company ceases to be a Controlled Company or a Jointly Owned Company; or

7.2.2	a notice is served by the Company upon the Trustee that the Plan shall not apply to that company,

provided that the rights of Participants employed by that company to Plan Shares Appropriated to them or acquired on their behalf while that company was a Participating Company shall not be affected.

7.3	Information from Participating Companies: A Participating Company (or a former Participating Company, if appropriate) shall provide the Trustee with all information required from it for the operation of the Plan in such form as the Trustee shall reasonably require.

8.	RETENTION OF SHARES SUBJECT TO HOLDING PERIOD

8.1	No disposal: Subject to Clause 8.2, the Trustee shall not dispose of any of a Participant’s Plan Shares that are subject to a Holding Period other than at the written direction of the Participant given under the terms of the Participation Contract.

8.2	Permitted disposals during Holding Period: Clause 8.1 shall:

8.2.1	not apply if, at the time of the disposal, the Participant has ceased to be in Employment;

8.2.2	be subject to a direction of that Participant given in accordance with Rule 11 of Part Two of the Schedule; and

8.2.3	be subject to Clause 11.3 of the Deed.

9.	VOTING RIGHTS AND DIRECTIONS

9.1	Exercise of voting rights: While Plan Shares are registered in the name of the Trustee, the Trustee may, at its discretion, in respect of any matter upon which, at a general meeting of the Company or at a meeting of the holders of any class of shares of the Company, it is entitled to exercise any voting rights attaching to those Plan Shares, invite the Participants on whose behalf those Plan Shares are held to direct it as to such exercise. The Trustee shall not be entitled in respect of Plan Shares held on behalf of Participants to vote on a show of hands unless all directions received from Participants who have given directions in respect of the particular resolution are identical. The Trustee shall not in any circumstances be under an obligation to call for a poll. If there is a poll, the Trustee shall vote only in accordance with the directions of Participants who have given directions and shall not vote in respect of Plan Shares where no directions have been received.

9.2	Voting rights attached to unappropriated Shares: The Trustee may not vote in respect of Shares it holds which are not Plan Shares.

9.3	Giving of directions: Subject to Clause 8 and Clause 11.3, the Trustee shall dispose of a Participant’s Plan Shares and deal with any right conferred in respect of a Participant’s Plan Shares to be allotted other shares, securities or rights of any description, only pursuant to a direction given by or on behalf of the Participant.

10.	TRUSTEE’S POWERS OF DELEGATION

10.1	Trustee’s power to employ agents: The Trustee may, in the performance of its duties under the Plan, employ and pay any appropriate person, appoint any person as its agent to transact all or any business, and act on the advice or opinion of any professional or business person, and shall not be responsible for anything done or omitted or suffered in good faith in reliance on such advice or opinion.

10.2	Delegation of Trustee’s powers: The Trustee may, to the extent permitted by law, delegate any of its powers and duties under the Plan to any person or company. The Trustee may not, however, delegate the duties and obligations imposed on the Trustee under the Schedule.

10.3	Nominee shareholder: The Trustee may allow any Shares to be registered in the name of an appointed nominee.

10.4	Revocation of delegation: The Trustee may at any time, and shall if directed to by the Company, revoke any delegation or arrangement made under this Clause and/or require any trust property held by another person to be returned to the Trustee.

10.5	Execution of documents: The Trustee may execute and may authorise any of its directors, officers or employees to execute on its behalf any documents in such manner as may be appropriate.

11.	ADMINISTRATION

11.1	Meetings and regulations: Subject to the terms of this Deed, the Trustee may convene meetings and make such regulations as it considers appropriate for the administration of the Plan.

11.2	Duty to keep accounts and records: The Trustee shall maintain the accounts and records necessary for it to fulfill its own PAYE, Primary NICs and other obligations under the Plan and the PAYE and Primary NICs obligations of an Employer Company under the Plan.

11.3	Trustee’s power to dispose of shares to meet its PAYE and/or Primary NICs obligations: The Trustee shall, where either a PAYE obligation is imposed on it under Schedule 8 or a Primary NICs obligation arises, in either case as a result of a Participant’s Plan Shares ceasing to be subject to the Plan (including due to the operation of this Clause), have the power to meet that PAYE or Primary NICs obligation by:

11.3.1	disposing of any Participant’s Plan Shares; or

11.3.2	a Participant paying to it a sum equal to the amount required to discharge that PAYE obligation.

The Trustee may dispose of a Participant’s Plan Shares under Clause 11.3.1 by itself acquiring some or all of those Shares for the purposes of the Plan.

11.4	Trustee to pay Employer Company: If as a result of a Participant’s Plan Shares ceasing to be subject to the Plan a Participant is chargeable to income tax under Part X of Schedule 8 and an obligation to make a PAYE Deduction or a deduction in respect of Primary NICs arises in respect of that charge the Trustee shall, subject to Clauses 11.6 and 11.7, pay to the Employer Company a sum sufficient to enable it to discharge that obligation.

11.5	Payment to Employer Company of Capital Receipts: If the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of which a Participant is chargeable to income tax in accordance with Part X of Schedule 8 or Primary NICs are chargeable when it is received by the Participant, the Trustee shall pay to the Employer Company out of that sum of money an amount equal to that on which income tax and Primary NICs are payable.

11.6	Payment by Participant to Employer Company: Clause 11.4 shall not apply if the relevant Participant is required to pay to his Employer Company a sum that is sufficient to enable it to discharge the obligation.

11.7	No Employer Company: In any case under Clause 11.4 or Clause 11.5, as appropriate, where:

11.7.1	there is no Employer Company; or

11.7.2	the Inland Revenue have directed under paragraph 95(7) or 96(3), as appropriate, of Schedule 8 that it is impracticable for the Employer Company concerned to make a PAYE Deduction or a deduction in respect of Primary NICs.

Clause 11.4 or Clause 11.5 as appropriate, shall not apply and the Trustee shall make a PAYE Deduction or a deduction for Primary NICs in respect of an amount equal to that on which income tax or Primary NICs is payable as if the Participant were a former employee of the Trustee.

12.	TRUSTEE’S INDEMNITIES AND CHARGES

12.1	Trustee’s indemnity: The Participating Companies agree to keep the Trustee fully indemnified against any liability arising out of or in connection with the Plan. However, no Trustee will be indemnified or exonerated in respect of any fraud, negligence or willful default on it, its agents’, or any of their officers’ or employees’ parts. The Trustee shall also have the benefit of any indemnities conferred upon trustees by law.

12.2	Accounting for benefits received by the Trustee: Neither the Trustee nor any of its officers or employees shall be liable to account to Participants for any benefit received under the Plan. No Trustee or officer or employee of the Trustee shall be liable to account to other Participants for any profit derived by him as a Participant.

12.3	Trustee’s remuneration: Any person acting as a Trustee in the course of any profession or business carried on by him may charge and be paid such reasonable charges for acting as shall from time to time be agreed between him and the Company.

12.4	Permitted dealings of Trustee: Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) shall not, on its own account;

12.4.1	be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company, any Controlled Company or Jointly Owned Company or any other company in the shares of which the Company, any Controlled Company or any Jointly Owned Company may be interested;

12.4.2	be precluded from entering into any contract or other transaction with the Company, any Controlled Company or any Jointly Owned Company or any other company, or from being interested in any such contract or transaction; or

12.4.3	be in any way liable to account to the Company or any Controlled Company or any Jointly Owned Company or any Participant for any amount obtained by it from such acquisition, holding, dealing, contract or transaction, whether or not in connection with its duties under this Deed.

12.5	Reliance on information provided: The Trustee shall be entitled, in the absence of manifest error, to rely without further enquiry on:

12.5.1	information supplied to it by any Participating Company for the purposes of the Plan; and

12.5.2	any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or by any Participant.

12.6	Exclusion of liability: The Trustee shall not be liable or responsible for any loss, liability or increased liability of a Participant arising out of the failure of the Participant to give a direction to the Trustee or to give a direction within a particular time or, if the Participant has directed the Trustee to use its discretion, arising out of the bona fide exercise by the Trustee of that discretion.

12.7	Insurance: The Trustee may insure against any loss caused by it or by any of its employees, officers, agents or delegates under the Plan. It may also insure itself and any of these persons against liability for breach of trust not involving willful wrongdoing or fraud of the Trustee or the person concerned. Except in the case of a paid Trustee, the insurance premiums may be paid from the Plan assets.

13.	APPOINTMENT, REMOVAL AND RETIREMENT OF TRUSTEE

13.1	The Trustee and the appointment and removal of the Trustee: Unless the Trustee is a corporate Trustee, there must be two or more Trustees. The Company may at any time by writing:

13.1.1	appoint a new (or additional) Trustee, including a corporate Trustee (to the exclusion of the Trustee’s statutory power of appointment); and

13.1.2	remove a Trustee from office (but not so as to leave in office less than two Trustees or a corporate Trustee), without assigning any reason for its removal which (in the absence of a date specified in the notice) shall take effect immediately.

13.2	Appointment and removal on cessation of Company’s existence: The powers of appointment and removal shall be vested in the Trustee in the event that the Company ceases to exist otherwise than in consequence of a Company Reconstruction (as defined in Rule 10 of Part Two of the Schedule) or takeover, when the successor company (or, if more than one, such successor company as the Company shall nominate) shall have such powers.

13.3	Retirement of Trustee: A Trustee may retire by giving to the Company written notice which shall take effect at the end of three months (or another period agreed with the Company) from the date of that notice, provided that this will leave a Trustee in office. The retiring Trustee shall not be responsible for any costs caused by its retirement but shall do all things necessary to give proper effect to its retirement.

13.4	Transfer of trust property: Immediately on removal or retirement, a Trustee shall transfer all trust property held by it to the continuing Trustee and deliver all documents in its possession relating to the Plan as the Company may direct. If it does not do so, the continuing Trustee may do so on its behalf.

13.5	Participants as Trustee: A person shall not be disqualified from acting as a Trustee or an officer or employee of a Trustee of the Plan because he is or was an officer or employee of a Participating Company or is or was a Participant.

14.	RESIDENCE OF THE TRUST

For so long as the Plan is to be approved under Schedule 8 any Trustee shall be resident in the United Kingdom for tax purposes.

15.	AMENDMENTS TO THE PLAN

15.1	Amendments to obtain/maintain Inland Revenue approval: The Company may make any amendments to the Plan (including this Deed) that may be necessary to obtain and maintain approval of the Plan under Schedule 8 by the Inland Revenue.

15.2	Company’s power to amend: Subject to the rest of this Clause 15, the Company may amend the Plan in any manner as it thinks fit (with any amendment being binding on the Trustee, all Participating Companies and Participants) but so that no purported amendment shall be effective:-

15.2.1	if the amendment is to a provision of the Plan that is necessary in order to meet the requirements of Schedule 8 if, and for so long as, the Plan is desired to be approved by the Inland Revenue, until that amendment is approved by the Inland Revenue; or

15.2.2	where it would cause the Plan to cease to be an Employees' Share Scheme; or

15.2.3	where it would materially adversely affect the rights of a Participant in respect of his Plan Shares unless it is made with his written consent or by a resolution passed as if all the Plan Shares held by the Trustee constituted a separate class of share capital and the provisions of the Articles of Association of the Company and the Companies Act 1985 relating to class meetings (with, in each case, the necessary amendments) applied to that class; or

15.2.4	where it would offend the rule against perpetuities.

15.3	Shareholder approval: To the extent that the Plan has received approval by ordinary resolution of the Company in general meeting, no amendment to the advantage of Participants or Eligible Employees can be made to the provisions in the Plan relating to:

15.3.1	who can be a Participant or Eligible Employee; or

15.3.2	the number of Shares which the Trustee can subscribe for under the Plan; or

15.3.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or any Participating Company.

15.4	Notice to Trustee: Written notice of any amendment made in accordance with this Clause 15 shall be given to the Trustee.

15.5	Additional parts: The Company can adopt additional parts of the Plan applicable in any jurisdiction under which participation may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which apply to a Participant, any Participating Company or Associated Company. Any additional parts must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants any limits in the Plan.

16.	TERMINATION OF THE PLAN

16.1	Decision not to operate: The Company may resolve not to operate the Plan at any time. Any decision not to operate the Plan will not affect the subsisting rights of Participants.

16.2	Decision to terminate the Plan: The Company may resolve to terminate the Plan at any time. Where it does decide to do so, the Company will issue a Plan termination notice and provide a copy of this, without delay, to:

16.2.1	the Inland Revenue;

16.2.2	the Trustee; and

16.2.3	each individual who is either a Participant or has entered into a Partnership Share Agreement which was in force immediately before the notice was issued.

16.3	Perpetuity period: No acquisition of Shares may be made under the Plan later than seventy-six years after the date of this Deed or the earlier termination of the Plan by the Company. The perpetuity period applicable to this Deed shall be eighty years.

16.4	Return of surplus assets: Any surplus assets of the Trust on termination of the Plan shall be paid to the Company.

17.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the law of England.

18.	CONSTRUCTION OF THIS DEED

The Schedule shall be treated as part of this Deed.

IN WITNESS of which this Deed has been executed and delivered as a deed by the parties on the date which first appears in page 1.

THE RULES OF

THE ASTRAZENECA ALL-EMPLOYEE SHARE PLAN

SCHEDULE

PART ONE

DEFINITIONS AND INTERPRETATION

The words and expressions used in the Plan which have capital letters have the meanings set out below. Words and expressions not otherwise defined have the same meanings as they have in the Taxes Act. In this Plan:

(a)	the headings are for the sake of convenience and should be ignored when construing it;

(b)	references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any subordinate legislation made under them; and

(c)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

Accumulation Period	in respect of Partnership Shares, the period during which a Qualifying Employee’s Partnership Share Money is accumulated before it is used to acquire Partnership Shares or is repaid to that employee;

Acquisition Date	in respect of Partnership Shares and Matching Shares, the date determined under Rule 3.1 or Rule 4.3 of Part Four of the Schedule as appropriate;

Announcement Date	any date on which the Company makes an announcement to the New York Stock Exchange of its final or quarterly results for any financial year or other period for which the Company makes up its statutory accounts;

Appropriation	the vesting in a Qualifying Employee of a beneficial interest in Free Shares or Matching Shares (and references to Appropriate or Appropriated shall be read accordingly);

Appropriation Day	a day on which Free Shares or Matching Shares are Appropriated to a Qualifying Employee;

Appropriation Year	a Year of Assessment during which an Appropriation of Shares is or is intended to be made;

Associated Company	the meaning given in section 416 of the Taxes Act;

Award Date	the date on which an Appropriation is made and/or Partnership Shares are acquired on behalf of a Qualifying Employee;

Board	the board of directors of the Company or a duly authorised committee of the Board;

Capital Receipt	the meaning given in paragraph 79 of Schedule 8;

Company	AstraZeneca PLC (registered under no. 2723534) which for the purposes of the Plan may act through the Board or through a duly authorised employee or employees of a Participating Company;

Connected Company	means (i) the Company; (ii) a company which Controls or is Controlled by the Company or is Controlled by a company which also Controls the Company; and (iii) a company which is a Member of a Consortium owning the Company or which is owned in part by the Company as a Member of a Consortium;

Continuous Employment	the meaning given in the Employment Rights Act 1996;

Control	unless otherwise indicated, control within the meaning given in section 840 of the Taxes Act;

Controlled Company	any company (being a body corporate) which is a Subsidiary and under the Control of the Company;

Dealing Day	any day on which the New York Stock Exchange is open for business;

The Deed	this trust deed as amended from time to time;

Deed of Adherence	a deed substantially in the form set out in Part Five of the Schedule;

DI	a depositary interest issued through CREST representing a beneficial interest in an ordinary share in the capital of the Company;

Eligible Employee	an individual who on an Award Date:

(i)	(a)	is in employment with the Company or a Participating Company; and

(b)	is chargeable to tax in respect of that employment referred to in (a) above under Case I of Schedule E of the Taxes Act; and

(c)	has such Qualifying Period (if any) as the Company may determine for that Award Date; or

(ii)	is in employment with the Company or a Participating Company and nominated by the Company as an Eligible Employee (or is a member of a category of employees which is nominated by the Company as Eligible Employees) subject to having such Qualifying Period (if any) relevant for that Award Date, unless the individual is ineligible to participate in the Plan by virtue of Rule 3 or Rule 4 of Part Two of the Schedule;

Employee Share Ownership Plan	an employee share ownership plan approved under Schedule 8 and established by a Connected Company;

Employees' Share Scheme	the meaning given in section 743 of the Companies Act 1985;

Employer Company	the company (if any) of which a Participant is an employee when, as appropriate, either (a) his Plan Shares cease to be subject to the Plan; or (b) the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of his Plan Shares and to which the PAYE Regulations apply at that time;

Employment	employment with the Company or any of its Associated Companies;

Free Shares	Shares Appropriated to a Qualifying Employee under Part Three of the Schedule;

Holding Period	with respect to an Appropriation of Free Shares or Matching Shares, the period specified by the Company for that Appropriation during which those Shares will be held by the Trustee, which must be not less than three years nor more than five years from the Appropriation Day (or such other period(s) as may be permitted under paragraph 31(2) of Schedule 8 from time to time);

Initial Market Value	in relation to any Appropriation of Shares, their Market Value on the Appropriation Day, but the Market Value of any Shares subject to restrictions or risk of forfeiture (as that term is defined in paragraph 24 (3) of Schedule 8) is determined as if there were no restrictions or risk;

Jointly Owned Company	(i) any company of which 50 per cent of its issued share capital is owned by the Company and/or any Subsidiary of the Company and 50 per cent of its issued share capital is owned by another person; and (ii) any company under the Control of any such jointly owned company;

London Stock Exchange	The London Stock Exchange plc or any successor body carrying on the business of the London Stock Exchange;

Market Value	in relation to a Share on any day the average of its middle market quotation (as derived from the New York Stock Exchange Listings Directory, or where the context requires it, the Daily Official List of the London Stock Exchange) on the five Dealing Days immediately preceding that day;

Matching Shares	Shares Appropriated under Part Four of the Schedule;

Material Interest	the meaning given in paragraphs 17 to 19 of Schedule 8;

Member of a Consortium	the meaning given in paragraph 129(4) of Schedule 8;

New Shares	the meaning given in Rule 10.3;

New York Stock Exchange	The New York Stock Exchange or any successor body carrying on the business of the New York Stock Exchange;

Notice Period	the period of three months beginning with the date on which a copy of the termination notice is sent in accordance with Clause 16.2 of the Deed;

Participant	any person to whom an Appropriation has been made, or on whose behalf the Trustee holds Partnership Shares (or other securities);

Participating Company	(i) the Company;

(ii) any Controlled Company which, with the approval of the Company, participates in the Plan; and

(iii) any company which is a Jointly Owned Company and which, with the approval of the Company, participates in the Plan;

Participation Contract	a contract complying with Rule 2 of Part Two of the Schedule;

Partnership Shares	Shares acquired by the Trustee under Part Four of the Schedule on behalf of a Qualifying Employee;

Partnership Share Agreement	a contract complying with Rule 1 of Part Four of the Schedule;

Partnership Share Money	money deducted from a Qualifying Employee’s Salary under a Partnership Share Agreement;

PAYE Deduction	a deduction required by regulations made under section 203 of the Taxes Act;

PAYE Regulations	the meaning given in section 203L(3) of the Taxes Act;

Performance Unit	any individual, team, divisional or corporate unit the Company may determine with respect to an Appropriation to be made under Rule 1 of Part Three of the Schedule;

Permitted Cessation	ceasing to be in Employment because of:

(i) injury or disability;

(ii)	Redundancy;

(iii)	a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply;

(iv)	a change of Control or other circumstances ending the Participating Company status of the Participating Company by which he is employed;

(v)	circumstances determined by the Remuneration Committee of the Board of Directors of AstraZeneca to be retirement; or

(vi)	death;

Plan	the AstraZeneca All-Employee Share Plan established by the Deed and the Schedule;

Plan Shares	Free Shares, Matching Shares, Partnership Shares and/or, where appropriate, New Shares which are held by the Trustee on behalf of the Participants to whom they have been Appropriated or on whose behalf they have been acquired;

Primary NICs	Primary Class 1 national insurance contributions;

Profit Sharing Scheme	a profit sharing scheme approved under Schedule 9 to the Taxes Act and established by a Connected Company;

Qualifying Corporate Bond	the meaning given in section 117 of the Taxation of Chargeable Gains Act 1992;

Qualifying Employee	an Eligible Employee who has entered into a Participation Contract or Partnership Share Agreement, as appropriate;

Qualifying Period	the period (if any) of Continuous Employment determined by the Company with respect to any operation of the Plan, being a period starting not earlier than 18 months before the relevant Acquisition Date (except in the case of Partnership Shares and, if appropriate, Matching Shares to be acquired under a Partnership Share Agreement which provides for an Accumulation Period when the period must start no earlier than six months before the start of the Accumulation Period);

Redundancy	the meaning given in the Employment Rights Act 1996;

Restricted Performance Measures	Performance measures as defined in Rule 3.3 of Part Three of the Schedule;

Salary	such of the emoluments by reference to which an Eligible Employee is eligible to participate under the Plan as are liable to be paid under deduction of tax pursuant to section 203 of the Taxes Act (PAYE) after deducting amounts included by virtue of Chapter II of Part V of that Act (expenses and benefits-in-kind) or would be so liable apart from Schedule 8;

Schedule	the schedule to the Deed;

Schedule 8	Schedule 8 to the Finance Act 2000;

Share	a share (or where the context requires it, a DI) in the capital of the Company which satisfies the conditions specified in paragraphs 60 to 67 (inclusive) of Schedule 8 or, where the context permits in the event of a Company Reconstruction, such New Shares as forms part of any New Holding as those terms are defined in Rule 10 of Part Two of the Schedule;

Subsidiary	any company which in relation to the Company is a company as defined by section 736 of the Companies Act 1985 and which is under the Control of the Company;

the Taxes Act	the Income and Corporation Taxes Act 1988;

Trustee	the trustee referred to in the Deed or such other person or persons resident in the United Kingdom who is or are the trustee or trustees from time to time of the Plan;

Unrestricted Performance Measures	Performance measures as defined in Rule 3.4 of Part Three of the Schedule;

Variation	in relation to the equity share capital of the Company:

(i) a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(ii) any other variation in respect of which the Inland Revenue may from time to time allow an adjustment of options under an employees’ share option scheme; and

Year of Assessment	the meaning given in section 832 of the Taxes Act.

PART TWO

PROVISIONS AFFECTING PLAN SHARES

1.	OPERATION OF THE PLAN/PARTICIPATION ON THE SAME TERMS

1.1	Company’s discretion: The Plan shall be operated at the discretion of the Company.

1.2	Participation on the same terms: Subject to Rules 3.3 and 3.4 of Part Three of the Schedule, every Eligible Employee must be invited to participate in the Plan in respect of any Appropriation of Shares or acquisition of Shares on their behalf on the same terms, and those who participate must do so on the same terms.

1.3	Permitted factors: The fact that participation in any operation of the Plan may be by reference to an Eligible Employee’s remuneration, length of service or hours worked shall not infringe Rule 1.2 unless, where more than one of these three factors is used, paragraph 9(4) of Schedule 8 (which governs the extent to which Free Shares can be awarded by reference to more than one factor) is not complied with.

2.	PARTICIPATION CONTRACT:

2.1	Holding period: A Participation Contract (which shall include a Partnership Share Agreement which provides for the Appropriation of Matching Shares) shall allow for the Holding Period applicable to the Free Shares (or Matching Shares) to which it relates to be specified and shall, subject to its provisions, bind the Eligible Employee in contract with the Company: -

2.1.1	to permit any Plan Shares which are subject to a Holding Period and Appropriated to him or acquired on his behalf to remain in the hands of the Trustee, as legal owner, throughout the Holding Period applicable to them; and

2.1.2	not to assign, charge or otherwise dispose of his beneficial interest in any of those Plan Shares during their Holding Period.

2.2	Forfeiture: The Participation Contract shall, if appropriate, state in respect of the Appropriation of Free Shares (or in the case of a Partnership Share Agreement the Matching Shares) to which it relates the extent (if any) to which those Shares will be forfeited if, other than in the event of Permitted Cessation:

2.2.1	the Participant ceases to be in Employment;

2.2.2	the Participant withdraws the Shares from the Plan; or

2.2.3	in the case of Matching Shares only, if the Participant withdraws the Partnership Shares in respect of which those Matching Shares were Appropriated to him,

before the expiry of the period (not exceeding three years) from the Appropriation Day of the relevant Shares specified under the Participation Contract. If any Free Shares or Matching Shares are forfeited, a Participant shall cease to be beneficially entitled to those Shares.

3.	INELIGIBILITY DUE TO PARTICIPATION IN OTHER SHARE SCHEMES

3.1	Free Shares: An individual shall not be eligible to receive an Appropriation of Free Shares in any Year of Assessment in which he has participated (or is at the same time to participate) in any Profit Sharing Scheme or any other Employee Share Ownership Plan.

3.2	Partnership Shares or Matching Shares: An individual shall not be eligible to participate in an invitation for Partnership Shares or Matching Shares in any Year of Assessment in which he has participated (or is at the same time to participate) in any other Employee Share Ownership Plan.

3.3	Deemed Participation: For the purposes of Rule 3.1 and Rule 3.2 an individual shall be treated as having participated in an Employee Share Ownership Plan if he would have received Free Shares under that plan but for his failure to meet a performance target.

4.	NO MATERIAL INTEREST IN A CLOSE COMPANY

An individual shall not be eligible to participate in the Plan at any time when he has (or has within the preceding twelve months had) a Material Interest in the Company or any company which Controls the Company or is a Member of a Consortium which owns the Company. Paragraphs 15 and 17 to 22 of Schedule 8 shall apply to determine whether an individual is regarded as having or having had a Material Interest for the purposes of this Rule 4.

5.	CONTRIBUTIONS TO TRUSTEE

Any contributions to be made to the Trustee to enable an acquisition of Shares to be made by the Trustee for Appropriation on any Appropriation Day shall be made within a sufficient time to allow for that Appropriation.

6.	ACQUISITION OF SHARES FOR THE PLAN/LIMIT ON NUMBER OF SHARES WHICH CAN BE ISSUED

6.1	Acquisition of Shares: The Trustee, upon the direction of the Company, shall acquire Shares to be Appropriated as Free Shares or Matching Shares or which are to be acquired as Partnership Shares either:

6.1.1	by subscription from the Company following the authority of the Company’s shareholders in general meeting to do so; or

6.1.2	by purchase.

6.2	The limit for Shares issued under the Plan: The number of Shares which the Trustee may subscribe for under the Plan on any day, when aggregated with the number of Shares allocated under any other Employees’ Share Scheme of the Company in the previous 10 years, cannot exceed 10 per cent. of the issued ordinary share capital of the Company from time to time.

6.3	Meaning of allocation and exclusion from the limit: The references in this Rule 6 to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares under option and, in relation to any other Employees’ Share Scheme, the issue and allotment of Shares. For the purpose of the limit in this Rule 6, Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored.

6.4	Adjustment to Shares to be taken into account: Where Shares issued in connection with the Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 6 and a Variation has taken place between the date of issue of those Shares and the date on which the limit is to be calculated, the number of Shares which will be taken into account for the purposes of the limit will be adjusted in such manner as the Company considers appropriate to take account of the Variation.

7.	APPROPRIATION

7.1	Timing of Appropriations: An Appropriation of Free Shares can be made at any time, except in the case of the first Appropriation of Shares under the Plan, which cannot be made until the Plan has been approved by the Inland Revenue under Schedule 8.

7.2	Rights attaching to Plan Shares: Where the Trustee Appropriates or acquires Plan Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Appropriation Day or date of acquisition and a proportion of which do not, then the Shares to be Appropriated to each Qualifying Employee shall, as far as practicable, be in the same proportions.

8.	RIGHTS ISSUES

8.1	Instructions to Trustee: Whenever any, securities or rights of any description are granted in respect of Plan Shares, each Participant shall be notified by the Trustee of the rights relating to his Plan Shares. Each Participant may direct the Trustee and the Trustee shall then be permitted to do one or more of the following:-

8.1.1	subject to the provision by the Participant of any necessary funds, to take up or sell all or any of the rights or allow them to lapse; and/or

8.1.2	to sell rights nil paid to the extent necessary to enable the Trustee to subscribe in full for the balance of any unsold rights.

The Participant’s instructions may be of particular or of general application and relate to Plan Shares Appropriated before and after the date of the rights issue.

8.2	Period for giving instructions: The Trustee shall act upon any such instruction received by it not less than 5 Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not by that time given instructions to the Trustee with regard to those rights and, if appropriate, provided any funds necessary for the purpose, the Trustee shall be deemed to have been instructed in accordance with Rule 8.1.2 above. The Trustee shall deal with any Capital Receipt received in consequence of the non-exercise or sale of any rights in accordance with Clause 11.5 of the Deed.

8.3	New Shares: Any shares, securities or rights taken up by the Trustee on behalf of any Participant under Rule 8.1.2 shall, subject to Rule 13 and provided that the right so to take up shares, securities or other rights was conferred in respect of all the Shares in the Company, form part of the Participant's Plan Shares and shall be deemed to have been Appropriated to or acquired on behalf of the Participant in the same way and at the same time as the Participant's Plan Shares in respect of which they are allotted.

8.4	Trustee’s indemnity: Nothing in this Rule shall require the Trustee to act in any manner which would involve it in any liability unless indemnified to its satisfaction by the Participant against such liability.

9.	CAPITALISATION ISSUES

Where any Shares are allotted by way of capitalisation to the Trustee in respect of any Participant's Plan Shares, those Shares shall, subject to Rule 13, form part of that Participant's Plan Shares and be deemed to have been Appropriated to, or acquired on behalf of, the Participant in the same way and at the same time as the Participant's Plan Shares in respect of which they are allotted.

10.	COMPANY RECONSTRUCTION

10.1	Company reconstruction: This Rule applies if there occurs in relation to any of a Participant’s Plan Shares (the “Original Shares”) a transaction:

10.1.1	which results in a new holding (the “New Holding”) being equated with the Original Shares for the purposes of capital gains tax; or

10.1.2	that would have that result but for the fact that what would be the new holding would consist of or include a Qualifying Corporate Bond.

Such a transaction shall be referred to in this Plan as a Company Reconstruction.

10.2	Excluded Shares: If, as part of a Company Reconstruction, any:

10.2.1	redeemable shares or securities issued as mentioned in section 209(2)(a) of the Taxes Act;

10.2.2	share capital issued in circumstances such that section 210(1) of the Taxes Act applies; or

10.2.3	share capital to which section 249 of the Taxes Act applies,

is/are issued (and in respect of which a charge to income tax arises) those shares shall not form part of the New Holding for the purposes of this Rule.

10.3	New Shares: In this Rule “New Shares” means, subject to Rule 10.2, shares comprised in the New Holding which were issued in respect of, or otherwise represent, the Original Shares.

10.4	Effect on Original Shares: For the purposes of the Plan:

10.4.1	a Company Reconstruction shall be treated as not involving a disposal of the Original Shares;

10.4.2	the date on which any New Shares are to be treated as having been Appropriated to or acquired on behalf of a Participant shall be that on which his Original Shares were so Appropriated or acquired;

10.4.3	the conditions in Part VIII (types of shares that may be used) of Schedule 8 shall be treated as fulfilled with respect to any New Shares if they were (or were treated as) fulfilled with respect to the Original Shares; and

10.4.4	the provisions of Part X (income tax) and Part XI (capital gains tax) of Schedule 8 shall apply in relation to the New Shares as they would have applied to the Original Shares.

10.5	References to Plan Shares: Following a Company Reconstruction references to a Participant’s Plan Shares shall be construed, subject to the above provisions, as being or, as the case may be, as including, references to any New Shares.

11.	EVENTS DURING HOLDING PERIOD

11.1	Takeover: A Participant may during the Holding Period of any of his Plan Shares direct the Trustee to:

11.1.1	accept an offer for those Plan Shares (“the Original Shares”) if such acceptance will result in a new holding being equated with the Original Shares for the purposes of capital gains tax;

11.1.2	accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for those Plan Shares if the offer forms part of a general offer as mentioned in Rule 11.1.3 below; or

11.1.3	accept an offer of cash, with or without other assets, for those Plan Shares if the offer forms part of a general offer which is made to holders of shares of the same class as his shares in the Company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company, within the meaning of section 416 of the Taxes Act; or

11.1.4	agree to a transaction affecting those Plan Shares or those of them which are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(a)	all the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(b)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in an employee share ownership plan approved under Schedule 8.

11.2	Compulsory acquisition: In the event of any Plan Shares being compulsorily acquired under sections 428 to 430F of the Companies Act 1985, the Participants concerned shall be entitled to receive notification of this from the Trustee as soon as practicable after the acquisition, and the provisions of Rules 13 and 14 shall apply, with the necessary changes so far as relevant.

12.	SHARES IN LIEU OF CASH DIVIDENDS

12.1	Instructions to Trustee: This Rule 12 applies where:

12.1.1	a Participant elects or has elected to join any dividend investment plan of the Company (the “Dip”); or

12.1.2	the holders of any class of shares of which some are Plan Shares are offered the right to elect to receive Shares, credited as fully paid in whole or in part, instead of a cash dividend (a “Scrip Offer”), and, under the Scrip Offer the Participant has elected to receive Shares.

As regards a Scrip Offer the Participant’s election may be of particular or of general application and relate to Plan Shares Appropriated before and after the date of the relevant dividend. The Trustee shall not be obliged to notify Participants of their right to elect for Shares under a Scrip Offer and, in the absence of any election, the Participant shall be deemed to have elected for cash.

12.2	Vesting of Shares: Any Shares taken up by the Trustee on behalf of any Participant under the Dip or a Scrip Offer shall not form part of the Participant's Plan Shares to which they relate and shall belong to the Participant. The Trustee shall, subject to Clause 11 of the Deed and its PAYE obligations or its obligations in respect of PAYE under Part X of Schedule 8, take all reasonable steps to procure that the Participant (or his nominee) receives the Shares as soon as practicable.

12.3	Cash dividends: Any dividend of money or money’s worth paid in respect of a Participant’s Plan Shares shall be paid to the Participant by, or on behalf of, the Trustee in accordance with Clause 6 of the Deed.

13.	FRACTIONAL ENTITLEMENTS

13.1	Proportionate allocation: Where the Trustee receives additional rights or securities in respect of Plan Shares under a capitalisation or rights issue or similar offer or invitation, the Trustee shall allocate those rights or securities amongst the Participants concerned on a proportionate basis. If that allocation gives rise to a fraction of a security or of a transferable unit of a security (in this Rule "unit"), the Trustee shall round the allocation down to the next whole unit and aggregate the fractions not allocated. The Trustee shall use its best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting from them any expenses of sale and any taxation which may be payable in respect of them) proportionately among the Participants whose allocation was rounded down, but so that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustee and used for the purposes of the Plan.

13.2	Allocation by reference to time of Appropriation: In any circumstances in which the Trustee receives New Shares which form part of a Participant's Plan Shares, the Trustee shall allocate the New Shares to the Participant by reference to the relative times of Appropriation or acquisition of his Plan Shares to which they relate. If that allocation gives rise to a fraction of a New Share, the Trustee shall, subject to the Taxes Act, round the allocation up or down to the next whole unit as it, in its discretion, thinks fit.

14.	TRANSFER OF PLAN SHARES

Subject to Clause 11.3 of the Deed, the Trustee shall as soon as practicable after it is required to under the Plan, transfer the legal title to any Plan Shares it holds on behalf of that Participant into the name of the relevant Participant (or his nominee).

15.	STAMP DUTY

Any stamp duty or other expenses involved in any transfer of Shares by the Trustee shall be payable: -

15.1	in the case of a transfer into the name of the Participant concerned (or his nominee), by the Trustee (and reimbursed by the Company); and

15.2	in any other case, by the transferee concerned.

16.	NOTICES

16.1	Instructions to Trustee: Any instruction given to the Trustee by or on behalf of a Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested under the Plan must be given in writing and, unless given electronically, signed by the relevant person.

16.2	Notices: Any notice which the Trustee is required or wants to give to any Eligible Employee, Qualifying Employee or Participant under the Plan shall be in writing and sufficiently given if (i) delivered to him personally or sent first class through the post pre-paid; or (ii) sent by electronic mail, in either case addressed to the Eligible Employee, Qualifying Employee or Participant at the address (being an electronic mail address where appropriate) last known to the Trustee (including any address supplied by the relevant Participating Company). If the notice is sent by post it shall be deemed to have been duly given on the day following the date the notice is posted or if sent by electronic mail on the day following the date of transmission. Any notice so sent to a person shall be deemed to have been duly delivered notwithstanding that he be then deceased (whether or not the Trustee has notice of his death) except where his personal representatives have established their title to the satisfaction of the Trustee and supplied to the Trustee an address (being an electronic mail address, if appropriate) to which documents are to be sent.

17.	DISPUTES

The decision of the Company on any dispute or question affecting any Eligible Employee, Qualifying Employee or Participant under the Plan shall be final and conclusive.

18.	TERMS OF EMPLOYMENT

18.1	Rights of Participants and Eligible Employees: Participation in the Plan is not pensionable. Nothing in the Plan nor in any instrument executed under it will confer upon any person any right to continue in Employment, nor will it affect the right of any Participating Company to terminate the Employment of any person without liability at any time with or without cause, nor will it impose upon any Participating Company or the Trustee or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

18.1.1	the loss of a Participant’s benefit or rights under the Plan;

18.1.2	the failure or refusal of any person to exercise any discretion under the Plan; and/or

18.1.3	a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other Participating Company or Associated Company for any reason as a result of the termination of his Employment.

18.2	Waiver of any rights: Any person whose Employment ceases for any reason as a result of dismissal (lawfully or otherwise) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under the Plan or any instrument executed under it.

18.3	The Benefit of Rule 18.1 and Rule 18.2: The benefit of Rule 18.1 and Rule 18.2 is given for the Company and/or the Trustee, as appropriate, for itself and as trustee and agent of the Company (if the benefit is given for the Trustee), and of all the Company’s Subsidiaries or any of its Associated Companies and the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 18.1 and Rule 18.2 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this Rule 18.3 to any of them.

18.4	No obligations to make contributions: Nothing in the Plan shall be construed as imposing on a Participating Company a contractual obligation as between that Participating Company and any Qualifying Employee or Participant to contribute or to continue to contribute to the Plan.

19.	TERMINATION OF THE PLAN

19.1	The effect of terminating the Plan: If the Company issues a Plan termination notice in accordance with Clause 16.2 of the Deed:

19.1.1	no further Shares may be Appropriated under the Plan;

19.1.2	the Trustee must, subject to Rule19.2, remove the Plan Shares from the Plan as soon as reasonably practical after:

(a)	the end of the Notice Period; or

(b)	if later, the first date on which the Plan Shares may be removed from the Plan without giving rise to a charge to income tax under part X of Schedule 8 on the Participant on whose behalf they are held; and

19.1.3	the Trustee must repay as soon as reasonably practicable any Partnership Share Money and on behalf of the Participant, together with any money held by the Trustee on behalf of the Participant.

19.2	Participants consent to early release: The Trustee may remove a Participant’s Plan Shares from the Plan at a date earlier than that given by rule 19.1.2 provided that the Participant has given his consent after he has received a copy of the Plan termination notice. Any consent given by the Participant before he receives a copy of the Plan Termination notice shall be disregarded for the purposes of this Rule 19.2.

19.3	How the Trustee can remove Plan Shares: The Trustee may remove Plan Shares from the Plan by:

19.3.1	transferring the Plan Shares to the Participant on behalf of whom they are held, or to another person at the Participant’s direction; or

19.3.2	disposing of the Shares and accounting (or holding themselves ready to account) for the proceeds to the Participant or to another person at his direction.

PART THREE

FREE SHARES

1.	INVITATION TO PARTICIPATE

If the Company resolves that an Appropriation of Free Shares shall be made, it shall invite all Eligible Employees who are not at that time a party to a Participation Contract, to participate by issuing to them a Participation Contract. To consent to the Appropriation of Free Shares an Eligible Employee must return the Participation Contract duly completed by the date specified in it. If the Company does not receive a Participation Contract from an Eligible Employee by the specified date that Eligible Employee shall be deemed to have declined to participate in the Plan at that time. The Company shall specify the Holding Period for the Free Shares to be Appropriated on an Appropriation Day. The Holding Period of any Free Shares already Appropriated under the Plan cannot be increased.

2.	MAXIMUM VALUE OF FREE SHARES APPROPRIATED

The maximum aggregate Initial Market Value of the Free Shares Appropriated to a Qualifying Employee in an Appropriation Year shall not exceed the maximum amount permitted by paragraph 24 of Schedule 8 from time to time (currently £3,000).

3.	PERFORMANCE MEASURES AND TARGETS

3.1	Appropriation may be subject to performance measures: An Appropriation of Free Shares may be made subject to performance measures and targets as provided for under this Rule 3.

3.2	Requirements as to performance measures: If any Appropriation of Free Shares under the Plan is to be made subject to performance measures they must be:

3.2.1	provided for all persons who are Eligible Employees in respect of that Appropriation;

3.2.2	based on business results or other objective criteria;

3.2.3	fair and objective measures of the performance of the Performance Units to which they apply;

3.2.4	set for Performance Units where no employee can be a member of more than one Performance Unit; and

3.2.5	be either Restricted Performance Measures or Unrestricted Performance Measures.

3.3	Restricted Performance Measures: If the Company decides to Appropriate Free Shares by reference to Restricted Performance Measures, at least 20 per cent. of the Free Shares to be Appropriated must be Appropriated without reference to performance measures and shall be Appropriated on the same terms as required by Rule 1 of Part Two of the Schedule. The remaining Free Shares shall be Appropriated subject to performance measures but so that, in respect of that Appropriation, the highest Appropriation made to a Qualifying Employee by reference to performance shall be no more than four times the highest Appropriation to a Qualifying Employee without reference to performance. The Free Shares awarded by reference to performance need not be allocated on the same terms as required by Rule 1 of Part Two of the Schedule.

3.4	Unrestricted Performance Measures: If the Company decides to Appropriate Free Shares by reference to Unrestricted Performance Measures some or all of the Free Shares shall be Appropriated by reference to performance measures but so that:

3.4.1	Appropriations of Free Shares to Qualifying Employees who are members of the same Performance Unit shall be made on the same terms as required by Rule 1 of Part Two of the Schedule; and

3.4.2	Free Shares Appropriated for each Performance Unit shall be treated as separate Appropriations.

3.5	Company’s obligation to notify: If an Appropriation of Free Shares under the Plan is to be made subject to performance measures and targets the Company must, as soon as reasonably practicable, notify each Eligible Employee participating:

3.5.1	of the performance measures and targets which will be used to determine the number or value, as appropriate, of Free Shares Appropriated to him; and

3.5.2	in general terms of the performance measures and targets which will be used to determine the number or value, as appropriate, of Free Shares to be Appropriated to each Eligible Employee participating in that Appropriation.

3.6	Confidential Information: In fulfilling its obligation under Rule 3.5.2 above the Company shall not be obliged to disclose any information which it reasonably considers would prejudice commercial confidentiality.

4.	BASIS OF APPROPRIATION

4.1	Free Shares – no performance measures: Free Shares to be Appropriated to Qualifying Employees pursuant to Rule 1 above shall be Appropriated on a basis determined by the Company but so that such basis complies with Rule 1 of Part Two of the Schedule.

4.2	Free Shares – performance measures: The Company shall determine in respect of any Appropriation of Free Shares to be made subject to performance measures (i) what the Performance Units are to be for that Appropriation; (ii) what performance measures and targets are to be used; and (iii) whether the performance measures are Restricted Performance Measures or Unrestricted Performance Measures.

PART FOUR

PARTNERSHIP SHARES AND MATCHING SHARES

1.	INVITIATIONS

1.1.	Invitations to Eligible Employees: If the Company decides to give Eligible Employees the opportunity to acquire Partnership Shares, each Eligible Employee will be sent an invitation to enter into a Partnership Share Agreement under which, if entered into:

1.1.1	the Eligible Employee would authorise the Company to deduct part of his salary for the acquisition of Partnership Shares; and

1.1.2	the Company would agree to arrange for Partnership Shares to be acquired on behalf of the Eligible Employee in accordance with the Plan.

To participate in the opportunity to acquire Partnership Shares an Eligible Employee must return a Partnership Share Agreement duly completed by the date specified by the Company. If the Company does not receive a duly completed Partnership Share Agreement from an Eligible Employee by the specified date, that Eligible Employee shall be deemed to have declined to participate in the opportunity to acquire Partnership Shares at that time.

1.2	Maximum deductions from Salary: The Partnership Share Agreement must stipulate the maximum amount of Partnership Share Money (or percentage of Salary) that may be deducted from an Eligible Employee’s Salary and the intervals at which such deductions are to be made, but so that the maximum amount cannot exceed the amount permitted by paragraph 36 of Schedule 8 from time to time (currently £125 in any month) and cannot, in any event, exceed ten per cent. of the Eligible Employee’s Salary.

1.3	Percentage of Salary: For the purposes of Rule 1.2 above, ten per cent. of Salary shall mean:

1.3.1	if the Partnership Share Agreement does not provide for an Accumulation Period, ten per cent. of the Salary payment from which the deduction is made; and

1.3.2	if the Partnership Share Agreement provides for an Accumulation Period, ten per cent. of the Salary payments over the Accumulation Period.

1.4	Minimum deductions from Salary: The Partnership Share Agreement in respect of any invitation shall also stipulate that the minimum monthly amount (irrespective of the interval for deductions) to be deducted from a Participant’s Salary in pursuance of that Agreement must not be less than a minimum amount which must not be greater than £10.

1.5	Prescribed notice: The Partnership Share Agreement must contain a notice in a prescribed form in compliance with paragraph 38 of Schedule 8 (information as to the possible effect of deductions on an employee’s entitlement to social security benefits, statutory sick pay and statutory maternity pay).

2.	PARTNERSHIP SHARE MONEY

2.1	Payment to Trustee: Any Partnership Share Money shall be paid to the Trustee as soon as practicable following its deduction from a Qualifying Employee’s Salary and shall be held by the Trustee on his behalf pending its application in accordance with Rule 3.1 or 4.3 of this Part Four, as appropriate, in an account (which may be interest bearing but does not have to be) with:

2.1.1	an institution authorised under the Banking Act 1987;

2.1.2	a building society; or

2.1.3	a relevant European institution.

The Company shall determine and inform the Trustee of whether the account will be interest bearing.

If the Partnership Share Money held on behalf of a Qualifying Employee is held in an interest bearing account, the Trustee shall account for the interest to that Qualifying Employee.

2.2	Repayment if approval of the Plan is withdrawn: If the Inland Revenue give notice to the Company withdrawing approval of the Plan any Partnership Share Money held by the Trustee on behalf of a Participant must be repaid to that Participant as soon as practicable after notice of the withdrawal of approval is given to the Company.

3.	NO ACCUMULATION PERIOD

3.1	Acquisition of Shares: Any Partnership Share Money deducted from a Participant's Salary under a Partnership Share Agreement with no Accumulation Period will be applied by the Trustee in acquiring Partnership Shares on a date (the “Acquisition Date”) set by the Trustee which is within 30 days after the deduction is made. The number of Shares acquired on behalf of a Participant shall be determined by reference to the Market Value of the Shares on that Acquisition Date.

3.2	Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee on behalf of a Participant may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward and added to the amount of the next deduction of Salary. In any other case it must be paid over to the Participant (subject to deduction of income tax under PAYE and Primary NICs, as appropriate) as soon as practicable.

4.	ACCUMULATION PERIOD

4.1	Accumulation Period: If the Board decides to offer an Accumulation Period in respect of an invitation to acquire Partnership Shares, the Partnership Share Agreement must specify:

4.1.1	the length of the Accumulation Period (which cannot exceed twelve months or, if different, any period specified from time to time in paragraph 41 (1) of Schedule 8);

4.1.2	the date of the start of the Accumulation Period (which may not be later than the date on which the first deduction of Salary is made under that Agreement); and

4.1.3	the date of the end of the Accumulation Period and whether the Accumulation Period will come to an end on the occurrence of (a) specified event(s).

4.2	Transaction resulting in a new holding: If, during an Accumulation Period, a transaction occurs in relation to any Partnership Shares (“the original holding”) to be acquired under a Partnership Share Agreement which results in a new holding of shares being equated with the original holding for the purposes of capital gains tax and the Participant so consents, the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

4.3	Acquisition of Shares: Subject to Rule 4.5, the Partnership Share Money deducted in respect of a Participant during an Accumulation Period must be applied by the Trustee in acquiring Partnership Shares on behalf of that Participant on a date (the “Acquisition Date”) set by the Trustee which is within 30 days after the end of that Accumulation Period. The number of Shares acquired on behalf of a Participant will be determined by reference to the lower of:

(a)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(b)	the Market Value of the Shares on their Acquisition Date.

4.4	Surplus Partnership Share Money: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee may, with the agreement of the Participant (which may be provided for in the Partnership Share Agreement), be carried forward to the next Accumulation Period. In any other case it must be paid over to the Participant (subject to deduction of income tax under PAYE and Primary NICs, as appropriate) as soon as practicable.

4.5	Repayment of Partnership Share Money: In any case where Partnership Share Money has been deducted in an Accumulation Period and either:

4.5.1	the Participant ceases to be in Employment during that Accumulation Period; or

4.5.2	the Accumulation Period comes to an end on the occurrence of an event specified in the Partnership Share Agreement,

the Partnership Share Money deducted in that Accumulation Period must be paid over to the Participant (subject to deduction of income tax under PAYE and Primary NICs, as appropriate) as soon as practicable.

5.	STOPPING AND RE-STARTING DEDUCTIONS

5.1	Stopping deductions: A Participant may at any time after entering into a Partnership Share Agreement give notice in writing to the Company to stop deductions from his Salary in pursuance of that Partnership Share Agreement.

5.2	Re-starting deductions: A Participant who has stopped deductions from his Salary in pursuance of a Partnership Share Agreement may subsequently give notice in writing to the Company to re-start deductions from his Salary in pursuance of that Partnership Share Agreement. However:

5.2.1	any deductions that have been missed may not be made up; and

5.2.2	where the deductions are made during an Accumulation Period, the Partnership Share Agreement may prevent a Participant from re-starting deductions more than once in that Accumulation Period.

5.3	Termination of Partnership Share Agreement: A Participant may terminate his Partnership Share Agreement at any time by giving notice in writing to the Company. Where a Participant terminates his Partnership Share Agreement, no further deductions shall be made from his Salary and any Partnership Share Money held on his behalf shall be paid over to him (subject to deduction of income tax under PAYE and Primary NICs, as appropriate) as soon as practicable.

5.4	Effect of notice under Rules 5.1, 5.2 and 5.3: Unless a later date is specified in any notice given under:

5.4.1	Rules 5.1 and 5.3 above, the Company must give effect to such a notice within 30 days of receiving it; and

5.4.2	Rule 5.2 above, the Company must re-start deductions under the Partnership Share Agreement no later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice.

6.	WITHDRAWAL OF PARTNERSHIP SHARES

A Participant may withdraw his Partnership Shares from the Plan at any time.

7.	NUMBER OF PARTNERSHIP SHARES THAT CAN BE ACQUIRED

7.1	Limit specified at time of invitation: The Company may specify at the time of making an invitation under Rule 1 the maximum number of Partnership Shares that can be acquired on behalf of Eligible Employees in respect of that invitation. The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any limit on the number of shares to be acquired:

7.1.1	if there is no Accumulation Period, before the deduction of any Partnership Share Money under the Partnership Share Agreement; or

7.1.2	if there is an Accumulation Period, before the beginning of the Accumulation Period under that Partnership Share Agreement.

7.2	Scaling down: If the Company receives applications for Partnership Shares in excess of the maximum number of Partnership Shares specified in respect of that invitation under Rule 7.1 then the following steps shall be taken in sequence until the excess number is eliminated:

7.2.1	the excess of the monthly deduction chosen by each Qualifying Employee over the amount stipulated under Rule 1.4 shall be reduced pro rata;

7.2.2	all monthly deductions shall be reduced to the amount stipulated under Rule 1.4; and

7.2.3	Partnership Share Agreements shall be selected by lot, each based on a monthly deduction of the amount stipulated under Rule 1.4.

7.3	Modification/Withdrawal and Notification: If Rule 7.2 applies each Partnership Share Agreement shall be deemed to have been modified or withdrawn in accordance with Rule 7.2 and each Qualifying Employee shall be notified of the change to his Partnership Share Agreement.

8.	MATCHING SHARES

8.1	Matching Shares – Acquisition and Forfeiture: If the Company decides, in conjunction with an invitation to acquire Partnership Shares, to offer Matching Shares, each Eligible Employee shall be sent a Partnership Share Agreement. The Partnership Share Agreement will state the extent (if any) to which the Matching Shares appropriated to a Participant in respect of the associated Partnership Shares will be forfeited if the Participant:

8.1.1	ceases to be in Employment (other than because of a Permitted Cessation); or

8.1.2	withdraws the Matching Shares from the Plan; or

8.1.3	withdraws the associated Partnership Shares from the Plan

in each case within such period stated in the Partnership Share Agreement (not to exceed three years) after the relevant Shares were Appropriated to him or acquired on his behalf, as appropriate.

8.2	Terms of Matching Shares: Matching Shares shall:

8.2.1	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

8.2.2	be Appropriated on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

8.2.3	in respect of any Appropriation, be Appropriated to all Participants on exactly the same basis.

8.3	Ratio of Matching Shares: The Partnership Share Agreement under which Matching Shares are offered must specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and the circumstances and manner in which the ratios may be changed by the Company. The ratio must not exceed 2:1 (or such other ratio permitted by paragraph 51 (2) of Schedule 8 from time to time). The Participant must be informed by the Company if the ratio offered by the Company changes before Partnership Shares are acquired on his behalf under the relevant Partnership Share Agreement.

8.4	Holding Period and Trustee authorisation: The provisions of Rules 2.1, 8 and 11 of Part Two of the Schedule and Clause 11.3 of the Deed shall apply with the necessary amendments in respect of Matching Shares offered under this Part Four of the Schedule.

PART FIVE

Deed of Adherence

THIS DEED is made this          day of                    20[ ]

BETWEEN

ASTRAZENECA PLC (“the Company”); [                          ](“the Trustee”); and [New Participating Company] and is supplemental to the Trust Deed and Rules (“the Trust Deed”) of the AstraZeneca All-Employee Share Plan (“the Plan”) executed by the Company and the Trustee on the [                  ] 2000.

WHEREAS:

(1)	[New Participating Company] was incorporated on the [ ] day of [ ] and on the [ ] day of [ ] became a Subsidiary of the Company;

(2)	[New Participating Company] wishes to become a Participating Company under, and to invite its Eligible Employees to participate in, the Plan.

NOW THIS DEED WITNESSETH as follows:

(1)	Terms and expressions used in this deed of adherence shall, unless the context otherwise requires, have the same meaning as in the Trust Deed.

(2)	[New Participating Company] agrees to become a Participating Company and to be bound by the terms of the Trust Deed.

IN WITNESS of which this Deed of Adherence has been delivered as a deed on the date written above.

EXECUTED AND DELIVERED

AS A DEED BY [NEW PARTICIPATING COMPANY]

Director

Director/Secretary

EXECUTED AND DELIVERED

AS A DEED BY ASTRAZENECA PLC

Director

Director/Secretary

EXECUTED AND DELIVERED

AS A DEED BY

Director

Director/Secretary

EXECUTED AND DELIVERED

AS A DEED by ASTRAZENECA PLC

Director

Authorised Signatory

EXECUTED AND DELIVERED

AS A DEED by

Director

Secretary